SUB-ITEM 77D: Policies With Respect to Security Investments

Salient Tactical Plus Fund

Effective May 1, 2017, the “Principal Investment Strategies” of the Salient Tactical Plus Fund (the “Fund”) were revised to disclose that in addition to investing primarily in a diversified portfolio of instruments that provide exposure to U.S. and non-U.S. equity securities, the fund may also invest in futures, options, and swaps on fixed-income securities, credit indices, and interest rates such as futures on government securities and options on interest rate swaps. Further the “Principal Risks” of the Fund were modified to include the following risk: Swap Agreements Risk.  These changes are further described in the Fund’s prospectus and statement of additional information as filed with the SEC via EDGAR on April 28, 2017 in Post-Effective Amendment No. 22 to the Registrant’s registration statement on Form N 1A under the 1933 Act and Amendment No. 23 to the Registrant’s registration statement on Form N-1A under the Investment Company Act of 1940, as amended, pursuant to Rule 485(b) of the 1933 Act (Accession No. 0001193125-17-147024). Such descriptions are incorporated herein by reference.